SHARE EXCHANGE AGREEMENT换股协议

This Share Exchange Agreement (the "Agreement") is made and entered into as of the 13day of April , 2010, between Niusule Biotech Corp., a Nevada corporation ("Buyer") and Mr. Peizhu Fan, a citizen of People's Republic of China whose ID number is 120000196301012013 ("Seller").
本换股协议（“协议”）是由纽素乐生物股份有限公司，一家在内华达州注册的公司（“买方”），与中华人民共和国公民范培柱先生，身份证号 120111196301012013（“卖方”），于 2010 年 4 月 13 日 签署。

RECITALS陈述

Buyer acquired _49_% of the equity ownership of Tianjin Behigh Pharmaceutical Co. Ltd held by the Seller by agreement dated September 28, 2009 and March 23,2010["Original Agreement"]
根据 2009 年 12 月 28 日及 2010 年 3 月 23 日签署的协议（“原始协议”），买方已获得卖方所拥有的中国天津必佳药业集团有限公司 49%（百分之四十九）的股权。

The Buyer desires to acquire an additional 10% （ten percent） of the equity ownership of Tianjin Behigh Pharmaceutical Co. Ltd held by the Seller, and the Seller wishes to have the additional 10%（ten percent） of the equity ownership of Tianjin Behigh Pharmaceutical Co. Ltd acquired by the Buyer, on the terms and conditions set forth in this Agreement by way of an exchange of shares (the "Exchange").
按照本协议所载的规定和条件来交换股份（“交换”），买方额外获得卖方所拥有的中国天津必佳药业集团有限公司 10%（百分之十）的股权，卖方同意买方额外获得中国天津必佳药业集团有限公司 10%(百分之十)的股权。

The board of directors of the Buyer and the Seller have determined that it is in the best interest of the parties for the Buyer to acquire the additional 10% （ten percent） of the equity ownership of Tianjin Behigh Pharmaceutical Co. Ltd from the Seller pursuant to a share exchange transaction.
买方的董事会和卖方已经确定，通过换股，买方额外收购卖方所拥有的中国天津必佳药业集团有限公司 10%（百分之十）的股权，是符合双方的最佳利益。

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:
因此，在考虑所载的条款，条件，协定和公约（每一方都确认充分收到），在依赖本协议的陈述和保证情况下，双方同意如下：

I. RECITALS; TRUE AND CORRECT; PURPOSE OF TRANSACTION 陈述；真实并准确；交易目的

The above stated recitals are true and correct and are incorporated into this Agreement.
上述陈述是真实并准确的，并且是本协议的组成部分。

II. PURCHASE AND SALE 买与卖

2.1 Share Exchange. Subject to all the terms and conditions of this Agreement, at the Closing, the Seller agrees to receive from the Buyer, and Buyer agree to issue to the Seller (a "Shareholder") 1,780,000 Shares of Common Stock of the Buyer ("Buyer Shares") (the "Share Consideration") in exchange for the transfer to Buyer of an additional 10% of the equity of Tianjin Behigh Pharmaceutical Co. Ltd ("Seller's Shares"). Thus, Seller will own approximately an additional 2.5% of the issued and outstanding stock of Buyer, which buyer currently values at 1.068 million. Seller agrees to transfer his ownership of the additional 10% of the equity of Tianjin Behigh Pharmaceutical Co. Ltd to Niusule Bioengineering (Hangzhou) Co.,Ltd according to Buyer's designation.
换股。根据本协议规定的条款和条件，交割时，卖方同意接受，买方也同意向卖方（一个"股东"）发行1,780,000 普通股（"买方股份"）（"代价股份"），以换取转让在交割日期占中国天津必佳药业集团有限公司10%的股权。因此，卖方将额外拥有买方2.5%的已发行的普通股，现买方估值为106.8 万美金。卖方同意将其拥有的中国天津必佳药业集团有限公司额外10%（百分之十）的股权转入买方指定的的纽素乐生物工程（杭州）有限公司名下。

2.2 Closing. The parties shall hold the Closing as soon as practical after the execution of this Agreement, or such other time as the parties shall agree (the "Closing" or "Closing Date"), at 11:00 A.M., local time, at the offices of Buyer, or at such other time and place as the parties may agree upon.
交割。双方应在本协议执行后尽快进行交割，或在双方同意的其他时间（"交割"或"交割日期"），在当地时间上午11:00，于买方办公地点，或在双方约定的其他时间及地点交割。

2.3 Schedules. If a Schedule referred to in Article IV or V is not attached to this Agreement, the Seller or Buyer, respectively, is representing that there is no information required to be disclosed on such Schedule.
附表。如果本协议未附有第四条或第五条中提到的附表，则表示卖方或买方都没有任何资料需于附表披露。

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement the day and year first above written.
兹证明，协议各方于首页载明之日期签署本换股协议。

Niusule Biotech Corp., a Nevada corporation
纽素乐生物股份有限公司，一家在内华达州注册的公司

By: [signature], Chairman of Board 董事长

Peizhu Fan
范培柱
By: PeizhuFAN 范培柱